EXHIBIT 16.1

(KPMG Letterhead)
May 10, 2017
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We are currently principal accountants for Tiptree Inc. and, under the date of March 13, 2017, we reported on the consolidated financial statements of Tiptree Inc. as of and for the years ended December 31, 2016 and 2015 and the effectiveness of internal control over financial reporting as of December 31, 2016. On April 20, 2017, we were notified that Tiptree Inc. engaged Deloitte & Touche LLP as its principal accountant for the year ending December 31, 2017 and that the auditor-client relationship with KPMG LLP will cease upon completion of our review of the Company's consolidated financial statements as of and for the three- month period ended March 31, 2017. We have read Tiptree Inc.’s statements included under Item 4.01 of its Form 8-K dated April 26, 2017 and Form 8-K/A dated May 10, 2017, and we agree with such statements, except that we are not in a position to agree or disagree with (1) Tiptree Inc.’s statements that the Audit Committee, and management, performed an evaluation of firms to determine the Company’s independent auditor for 2017 and that the change was approved by the Audit Committee, and (2) Tiptree Inc.’s statements that whether during the years ended December 31, 2016 and 2015 and for the period from January 1, 2017 to April 20, 2017, neither the Company nor anyone on its behalf has consulted with Deloitte & Touche LLP (“Deloitte”) with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that Deloitte concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

Very truly yours,
/s/ KPMG LLP